EXHIBIT 11

                      EARNINGS (LOSS) PER SHARE CALCULATION

                                                                               For the Three Months           For the Nine Months
                                                                                Ended September 30,           Ended September 30,
                                                                             ---------------------------  --------------------------
                                                                                 1997          1996           1997           1996
                                                                                 ----          ----           ----           ----

Net Income (loss) ...........................................................$   456,642   $  (481,592)   $ 1,370,949   $   253,914
                                                                             ===========   ===========    ===========   ===========

Weighted Average Shares Outstanding .........................................  2,452,443     2,432,507      2,498,661     2,766,472

Common stock equivalents due to dilutive
  effect of stock options ...................................................     86,430            --         60,996            --
                                                                             -----------   -----------    -----------   -----------


Total weighted average common shares
  and equivalents outstanding ...............................................  2,538,873     2,732,507      2,559,657     2,466,472
                                                                             ===========   ===========    ===========   ===========

Primary Earnings (loss) Per Share ...........................................$      0.18   $     (0.18)   $      0.54   $      0.09
                                                                             ===========   ===========    ===========   ===========

Weighted Average Shares Outstanding .........................................  2,452,443     2,732,507      2,498,661     2,466,472


Common stock  equivalents  due to dilutive  effect of stock options using end of period market value versus  average market value for period when
  utilizing the treasury stock method regarding stock options ...............     98,400        17,588         73,867        17,588
                                                                             -----------   -----------    -----------   -----------

Total weighted average common shares
  and equivalents outstanding for fully
  diluted computation .......................................................  2,550,843     2,750,095      2,572,528     2,784,060
                                                                             ===========   ===========    ===========   ===========

Fully diluted earnings (loss) per share......................................$      0.18   $     (0.18)   $      0.53   $      0.09
                                                                             ===========   ===========    ===========   ===========
